Exhibit 99.1

EMPIRE ENERGY CORPORATION INTERNATIONAL

Leawood, Kansas, USA

EMPIRE ENERGY ANNOUNCES PRE-CHRISTMAS OPERATIONAL PROGRESS IN ITS TASMANIAN EXPLORATION PROJECT

Tuesday, December 18th, 7:00 am ET

LEAWOOD, Kan.—(BUSINESS WIRE)—Empire Energy Corporation International (OTCBB: EEGC—News; the “Company”) announced today that its wholly owned subsidiary Great South Land Minerals Ltd (GSLM) signed a contract on December 14th, 2007 with Hunt Energy & Mineral Co.—Australia Pty Ltd on drilling its exploration wells.

Hunt Energy is planning to begin mobilizing its Rig #3 after the New Year. GSLM estimates it will take about 60 days for the rig from Adelaide (Aust.) to be mobilized and the relevant Ministerial permits to be obtained. First exploration well to be drilled will be Bracknell #1, located on GSLM’s Special Exploration License 13/98, slightly north of the town of Tunbridge.

To ensure the proper running of drilling operations, GSLM has employed the services of Mr. Duncan New, a 30 year Australian drilling veteran, who will oversee all the exploration drilling related activities. Additional field and admin staff required for efficient running of the project will be recruited over the next several weeks, prior to commencement of drilling operations.

To properly fund GSLM and enable it to start drilling operations, Empire Energy had first to retire the US$ 4 million Wind City loan dating from December 2006. During November 2007, sufficient financing was put in place, which allowed Empire to retire this debt. Further financing activities are ongoing at this time to ensure a smooth and uninterrupted drilling operation for GSLM.

Empire Energy Corporation is an international oil and gas exploration company, focusing on developing assets in one of the world’s last virgin basins and to become a leading low-cost finder of hydrocarbons. The Company is currently operating in Tasmania’s central and northern basins.

For further information please contact:

Mr. S. A. (Al) Sehsuvaroglu

President & CEO

Empire Energy Corporation International

Tel: 1 (913) 663 2310

Fax: 1 (913) 663 2239

alsehsu@gmail.com

Note: The information presented in this press release contains forward looking statements which are based on the current expectations of the management of Empire Energy Corporation Int’l only, and actual results may differ materially. For a more detailed discussion of risks and other factors related to Empire Energy Corporation Int’l, please refer to its 10-KSB and 10 QSB reports filed with the U.S. Securities and Exchange Commission.